Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Enservco Corporation of our report dated March 31, 2017 with respect to the consolidated financial statements of Enservco Corporation which appears in the Annual Report on Form 10-K for the year ended December 31, 2016.

EKS&H LLLP

Denver, Colorado

January 19, 2018